Exhibit 10.1

DEED AND ASSIGNMENT AND BILL OF SALE

STATE OF TEXAS	§

COUNTY OF RUSK	§

This DEED AND ASSIGNMENT AND BILL OF SALE (“Assignment”) dated as of October 1, 2014, at 7:00 a.m., central standard time (“Effective Time”), is from BP America Production Company, a Delaware corporation, with an office at 501 WestLake Park Boulevard, Houston, Texas 77079, and Brammer Engineering, Inc., a Louisiana corporation, with an office at 400 Texas Street, Suite 600, Shreveport, Louisiana 71101 (collectively known as “Assignor” or “BP Group”, which also includes any references to Brammer Engineering, Inc., ARCO, Amoco and/or Vastar) to Forest Oil Corporation, a New York corporation, with an office at 707 17th Street, Suite 3600, Denver, Colorado 80202 (“Assignee”) (Assignor and Assignee sometimes referred to individually a “Party” and collectively the “Parties”).

FOR good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby GRANTS, CONVEYS and ASSIGNS to Assignee all of Assignor’s right, title and interests (real, personal, mixed, contractual or otherwise) in, to and under or derived from the Properties, subject to the exclusions stated below. For purposes of this Assignment, “Properties” means:

(a)	any and all oil and gas leasehold interests, royalty interests, overriding royalty interests, production payments, and net profits interests attributable to the interests described in Exhibit “A-1” or the production of hydrocarbon substances attributable thereto;

(b)	any and all unitization, communitization and pooling declarations, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity) and permits and licenses to the extent they are assignable and relate to any of the interests described in Exhibit “A-2” or the production of hydrocarbon substances attributable thereto;

(c)	any and all product sales, gathering and transportation contracts, farm-in and farm-out contracts, operating agreements, balancing contracts and other agreements to the extent they are assignable and relate to any of the interests described in Exhibit “A-3” or the production of hydrocarbon substances attributable thereto;

(d)	any and all surface fee interests, easements, rights-of-way and subsurface leases to the extent they relate to the interests described on Exhibit “A-4”;

(e)	any and all tangible personal property, equipment, improvements, and fixtures to the extent situated upon and used by Assignor (whether now or previously) in connection with ownership, operation, maintenance or repair of the Properties or production of hydrocarbon substances attributable thereto, including all wells (whether producing, shut-in, temporarily or permanently plugged and abandoned, injection, disposal, or water supply and as specifically listed on Exhibit “A-5”), gathering and processing systems, pipelines (whether active, inactive or abandoned), compressors, meters, tanks, machinery, and tools; and

(f)	any and all proceeds of production payable to third parties but being held as of the date hereof in suspense by Assignor as operator of the Properties;

(g)	all gas imbalances as of the Effective Time and all responsibility for gas imbalances no matter when incurred.

provided however, the Properties do not include and Assignor expressly excepts, reserves and retains, unto itself, its affiliates, successors and assigns the assets and other matters listed on Exhibit “B” (“Excluded Properties”).

THIS ASSIGNMENT IS MADE WITHOUT WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED. THE PROPERTIES ARE ASSIGNED “AS IS”, AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, ASSIGNOR MAKES NO, AND EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OF THE PROPERTIES, FITNESS OF THE PROPERTIES FOR ANY PARTICULAR PURPOSE, CONDITION OF THE PROPERTIES AND CONFORMITY OF THE PROPERTIES TO MODELS OR SAMPLES OF MATERIALS.

TO HAVE AND TO HOLD the Properties subject to the Permitted Encumbrances listed on Exhibit “D” and to the following terms and conditions:

1.	Accounting. All accounting matters between the Parties, including without limitation a final accounting with respect to the Properties operated by Assignor, will be handled in accordance with Exhibit “C” hereto. Closing shall be the same date as the Effective Time (“Closing”).

2.	Indemnities, Assumption of Obligations, and Condition of the Properties.

(a)	Assignor’s Indemnities. Assignor agrees to release Assignee Group from and fully protect, indemnify, defend and hold harmless Assignee and Assignee’s officers, directors, employees and representatives (collectively “Assignee Group”) from and against any and all claims, losses, damages, demands, suits, causes of action, and liabilities (including without limitation attorneys’ fees, court costs and costs of investigation) (collectively, “Claims”), arising out of, or connected with, directly or indirectly, Assignor’s ownership or operation of the Properties prior to the Effective Time, relating to: (a) injury or death of any person(s) whomsoever, (b) damages to or loss of any property or resources, (c) breach of contract, (d) common law causes of action such as negligence, strict liability, nuisance or trespass, and/or (e) fault or liability imposed by law or regulation.

These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence, or strict liability), breach of duty (statutory or otherwise), violation of law, or other fault of Assignee Group, or any pre-existing defect.

These indemnity and defense obligations shall NOT apply to the extent of any gross negligence or willful misconduct on the part of Assignee Group.

NOTWITHSTANDING ANYTHING IN THIS ASSIGNMENT TO THE CONTRARY: (A) Assignor has no obligations under this Section 2(a) or otherwise for Claims in respect of NORM (as defined below) or asbestos and (B) with respect to any Claims, other than NORM, its obligations under this Section 2(a) terminate effective 12:01 a.m., December 31, 2015 as to any and all Claims not raised to Assignor in writing prior to December 31, 2014, after which Assignor shall have no obligations with respect to any Claims not so raised by Assignee and with respect to any other liabilities relating to the Properties except those matters expressly retained by Assignor; (C) in no event will Assignor have any liability hereunder or otherwise unless and until properly raised Claims exceed in aggregate $50,000 and then only for those Claims in excess of $50,000; and (D) in no event shall Assignor’s liabilities hereunder or otherwise exceed fifty percent of the purchase price paid by Assignee for the Properties. Assignee agrees to be solely responsible for all Claims and other liabilities of any kind up to $50,000 in aggregate and to be solely responsible for all Claims and other liabilities in excess of fifty percent of the purchase price of the Properties.

All of the foregoing notwithstanding, Assignor’s indemnity with respect to any Claims relating to interest and penalties on suspended proceeds for periods of time prior to the Effective Time shall survive indefinitely.

(b)	Assignee’s Indemnities. Assignee agrees to release Assignor Group from and fully protect, indemnify, defend and hold harmless Assignor and Assignor’s affiliates and the officers, directors, employees and representatives of Assignor and Assignor’s affiliates (collectively “Assignor Group”) from and against any and all Claims (as defined in Section 2(a)), arising out of, or connected with, directly or indirectly, ownership or operation of the Properties at any time, whether before or after the Effective Time (except to the extent otherwise expressly provided in Section 2(a)), relating to: (a) injury or death of any person(s) whomsoever, (b) damages to or loss of any property or resources, (c) breach of contract, (d) common law causes of action such as negligence, strict liability, nuisance or trespass, (e) fault or liability imposed by law or regulation or otherwise. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of law, or other fault of Assignor Group, or any pre-existing defect. These indemnity and defense obligations shall NOT apply to the extent of any gross negligence or willful misconduct on the part of Assignor Group.

(c)	Assignee’s Assumption of Obligations. Assignee agrees to timely and fully perform and discharge all duties and obligations of the Properties’ owner, including without limitation site restoration, environmental remediation, pollution clean-up, and plugging and abandonment of all existing and future wells, pipelines and facilities.

(d)	NORM and Asbestos. Assignee acknowledges that the Properties have been used for hydrocarbon exploration, production, transportation and related activities. Assignee represents that it is fully aware that oil and gas producing formations may contain naturally occurring radioactive material (“NORM”). Production activities may result in a concentration of NORM levels on production equipment and pipe so that when brought to the surface, a health hazard may exist in connection with removal, handling and/or disposal of the NORM-contaminated equipment or pipe, if proper environmental, regulatory and industrial hygiene procedures are not followed. Assignee assumes all responsibility for the presence of NORM on the Properties whether before or after the Effective Time and for all matters arising therefrom. Assignee also acknowledges that the Properties may contain asbestos, and Assignee assumes all responsibility for the presence of asbestos and its removal and remediation and disposal, whether pertaining to the period before or after the Effective Time and for all matters arising therefrom.

3.	Leases and Other Information. This Assignment is subject to, and Assignee hereby assumes, all terms, covenants and, conditions and existing burdens and encumbrances of (a) the oil, gas and mineral leases and other instruments listed on Exhibit “A” and Assignee shall perform all of Assignor’s covenants under the deeds and leases and previous assignments and amendments thereof; (b) the contracts, permits and licenses affecting the Properties listed on Exhibit A and/or recorded in Rusk County, Texas and/or of record with the Railroad Commission of Texas and (c) any other instruments affecting the Properties or production therefrom that are recorded in Rusk County, Texas. All of the foregoing are binding upon Assignee at and after the Effective Time. Assignee represents that it has reviewed and properly evaluated all related information made available to Assignee prior to the date this Assignment is entered into and all other contracts, permits, licenses and other instruments it deemed advisable to review and evaluate prior to execution hereof. The contracts and other information pertaining to the Properties that were provided to Assignee (collectively, the “Information”) were provided solely for Assignee’s convenience in conducting its own independent due diligence. On behalf of Assignee Group, Assignee hereby agrees: (a) Assignor, on behalf of Assignor Group expressly disclaims any and all liability for or associated with quality, accuracy, completeness and materiality of Information, including without limitation: (i) existence of prospects, (ii) geographic, geologic or geophysical characteristics associated with prospects, (iii) existence, quality, quantity or recoverability of reserves, (iv) costs, expenses, accounts payable, revenues, receipts or accounts receivables, (v) contractual, economic, financial and tax information and data, (vi) continued financial viability and productivity of the Properties, (vii) title to the Properties, and (viii) environmental and other physical condition of the Properties; (b) Assignor has conducted its own independent evaluation and analysis of Information and has satisfied itself fully as to the quality, accuracy, completeness and materiality of same; and (c) Assignee represents that it is sophisticated in the oil and gas business and fully aware of inherent risks of error in acquisition, processing and interpretation of geological and geophysical data and (d) Assignee has relied solely on its own independent evaluation and analyses in deciding to enter into this Assignment and acquire the Properties.

4.	Termination of Development Agreement. Upon execution of this Assignment, the Development Agreement dated May 1, 2013, between BP and Brammer shall be terminated, except for any obligation or liability which accrued prior to such termination or which, by the terms, is intended to survive such termination.

5.	Compliance with Laws. This Assignment is subject to applicable laws, ordinances, rules and regulations, and Assignee shall comply with the same and properly obtain and maintain all permits and other authorizations requested or required by governmental authorities asserting jurisdiction over the Properties.

6.	Investment Representation. Assignee represents and warrants that Assignee is acquiring the Properties for its own account, for use in its trade or business or for investment, with no present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended. Assignee shall notify Assignor immediately of any federal and/or state securities laws(s) or Federal Trade Commission filing requirements and/or any other disclosure requirements to which Assignee may be subject.

7.	Retained Records. Assignor shall furnish Assignee files in its possession to the extent pertaining primarily to the current operation of the Properties and not excluded under Exhibit “B”, except Assignor may retain (at Assignor’s option and expense) originals or copies of any or all (a) files, (b) materials to which a legal privilege may apply and/or which are associated with litigation or other proceedings pending or threatened by or against Assignor or Assignor Group, (c) tax records, and (d) records in connection with the accounting settlement until payments made thereunder have been agreed and paid in full. Assignee shall maintain records received from Assignor for seven years after the Effective Time and afford Assignor full access thereto and a right to copy the records at Assignor’s expense. If Assignee desires to destroy the records, it shall notify Assignor prior to such destruction and provide Assignor an opportunity to take possession of them at Assignor’s expense. Assignee shall afford Assignor full access to records and data produced after the Effective Time that are reasonably requested by Assignor in connection with any litigation matter pertaining to the Properties or claim for indemnity or breach under this Assignment for which Assignor may have responsibility. It is no Parties’ intent to transfer any attorney work product other than title opinions or attorney-client communications entitled to legal privilege, and any such records transferred to Assignee shall be promptly returned to Assignor and, if requested, Assignee will take such reasonable action as Assignor requests to maintain the privilege as to such records.

8.	Public Announcements. Assignee (on behalf of Assignee Group) agrees not to issue any public statement or press release concerning this Assignment or the transaction hereunder without the prior written consent of Assignor except as required by law or listing agreement with a national security exchange and then only after prior consultation with Assignor as to the timing and content of the public statement or press release.

9.	Further Assurances. After Closing and on an on-going basis: (a) Assignee shall execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Assignor reasonably requests to more effectively put Assignor in possession of any asset or matter that was not intended to have been conveyed or was conveyed in error (including reassignment to Assignor of any Properties that were conveyed in violation of valid preferential purchase rights or consents to assignment); and (b) Assignor shall execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Assignee reasonably requests to more effectively put Assignee in possession of the Properties conveyed or to have been conveyed in accordance with the terms of this Assignment. Assignee shall execute and deliver such instruments and take such other actions as necessary or advisable to make all filings, registrations, and recordings with respect to the Properties in the records of the county and other governmental bodies, as applicable, including without limitation P-4 forms. Assignor will continue to seek any required consents to assign for up to 6 months after Closing.

10.	Removal of Assignor’s Marks. Assignee agrees that within three months after the Effective Time, it shall (i) remove, obliterate, cover or replace, as appropriate, any and all signs, billboards, containers, drums, advertisements or other media, containing any service marks, trade names, trade dress or other indicia of origin of Assignor or any other member of the BP Group of companies (including the letters “BP,” any items that include the word “BP,” the BP Group shield or the BP Group helios logo and/or variants thereof and any and all similar items that include the word “ARCO”, “Amoco”, “Vastar” and their associated logos) or Brammer Engineering, Inc. located on or appurtenant to any of the Properties; and (ii) return to Assignor or, at Assignor’s option, destroy (and certify such destruction to Assignor) all items and materials, including stationery, letterhead and purchase orders, located at any of the Properties containing the marks of Assignor or any member of the BP Group of companies or Brammer Engineering, Inc.

11.	Survival of Certain Obligations/Sole Remedies. Release, waiver and indemnity provisions in this Assignment survive for seven years. The remedies stated in this Assignment are the sole and exclusive remedies for any disputes in connection with this Assignment, the Properties or otherwise in connection with this transaction.

12.	Amendments and Severability. No amendments, waivers or other modifications of this Assignment shall be effective or binding on the Parties unless they are written and signed by all Parties. Invalidity of any provisions in this Assignment shall not affect the validity of this Assignment as a whole, and in case of such invalidity, this Assignment shall be construed as if the invalid provision had not been included herein.

13.	Successors and Assigns. The terms of this Assignment are binding upon and inure to the benefit of the Parties and their respective successors and assigns, and such terms, covenants and conditions are covenants running with the land and with each subsequent transfer or assignment of the Properties or any part thereof.

14.	Headings. Titles and headings in this Assignment are included solely for ease of reference and shall not be considered in interpretation or construction of this Assignment.

15.	Governing Law. This Assignment is governed by the laws of the State of Texas, excluding any choice of law rules that would direct application of law of another jurisdiction. Any action that is permitted to be commenced in court arising from this Assignment shall be brought and maintained exclusively in federal or state court located in Harris County, Texas, and Assignor and Assignee each hereby waives any objection it may have thereto. The Parties also waive their right to a jury trial in connection with any dispute.

16.	Waiver of Certain Damages. Each Party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to the Properties or this Assignment, provided, however, that this Section 16 does not diminish or otherwise affect the Parties’ rights and obligations under any indemnities in this Assignment with respect to claims by third parties.

17.	Arbitration. All disputes arising hereunder or with respect to this Assignment or the Properties or the purchase and sale thereof (excluding those pertaining to accounting matters) are subject to the binding arbitration procedures set forth in Exhibit “E” hereto.

18.	No Partnership Created. It is not the purpose of this Assignment nor the Parties’ intent to create (and this Assignment shall not be construed as creating) a joint venture, partnership or any type of association. No Party is authorized to act as an agent or principal for the other Parties with respect to any matter.

19.	No Third Party Beneficiaries. Nothing in this Assignment entitles anyone other than Assignor, Assignee and their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever, except with respect to releases, waivers and indemnities that expressly provide for releases, waivers or indemnification of or on behalf of Assignee Group or Assignor Group, in which case members of such groups are considered third party beneficiaries for the sole purposes of those release, waiver and indemnity provisions.

20.	Waiver of Consumer Rights. As partial consideration for the Parties entering into this Assignment, each Party can and does hereby waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 et seq., Texas Business and Commerce Code, a law that gives consumers special rights and protection, and all other consumer protection laws of the State of Texas, or of any other state that may be applicable to this transaction, that may be waived by such Party. It is no Party’s intent to waive and no Party waives any law or provision thereof that is prohibited by law from being waived. Each Party represents that it has had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and advice, and after consultation with an attorney of its own selection, voluntarily, consents to this waiver and understands the rights being waived herein.

21.	Not to be Construed Against Drafter. Each Party has had an adequate opportunity to review each provision of this Assignment and to submit the same to legal counsel for review and advice. Based on the foregoing, any rule of construction that a contract be construed against the drafter shall not apply to interpretation or construction of this Assignment.

22.	Conspicuousness of Provisions. Provisions of this Assignment in “bold” or capitalized type satisfy any requirement of the “express negligence rule” and other requirement at law or in equity that provisions be conspicuously marked or highlighted.

23.	Recordation. Assignee shall cause this Assignment to be recorded in the official records of Rusk County, Texas and shall pay all fees in connection therewith. Within thirty days after execution and delivery of this Assignment, Assignee shall furnish Assignor a certified copy of the Assignment as so recorded and also shall give written notification to any and all counterparties to any contracts assigned in connection herewith.

24.	Non-simultaneous Like-Kind Exchange. Assignor reserves the right to structure the transaction hereunder as a non-simultaneous like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If Assignor elects to so structure this transaction, the Parties shall execute all documents reasonably necessary for Assignor to effectuate the non-simultaneous like-kind exchange.

25.	Entire Agreement/Conflicts. This Assignment (including all exhibits hereto) supersedes any and all prior and contemporaneous negotiations, understandings, and agreements (oral or written) between the Parties and/or their affiliates relating to the purchase and sale of the Properties and constitute the entire understanding and agreement.

26.	Execution in Counterparts. This Assignment may be executed in counterparts, all of which, when taken together, constitute one valid and binding agreement. The signature and acknowledgement page(s) of one such counterpart may be detached therefrom and attached to any other counterpart for purposes of recordation in the county records.

Signatures and acknowledges follow on the next two pages

EXECUTED on the date(s) shown in the acknowledgments below but effective as of the Effective Time.

ASSIGNOR: BP AMERICA PRODUCTION COMPANY

By:	/s/ Jeanine Haller Piskurich

Name:	Jeanine Haller Piskurich

Title:	Attorney-in-Fact

ASSIGNOR: BRAMMER ENGINEERING, INC.

By:	/s/ Keith Evans

Name:	Keith Evans

Title:	President

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BEFORE ME, the undersigned authority, on this day personally appeared Jeanine Haller Piskurich, Attorney-in-Fact for BP AMERICA PRODUCTION COMPANY, a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

Given under my hand and seal this 1st day of October.

My Commission Expires:	/s/ Phillip Jost
December 12, 2015	Notary Public, State of Texas
Phillip Jost
Name (typed or printed)

STATE OF LOUISIANA	§
§
PARISH OF CADDO	§

BEFORE ME, the undersigned authority, on this day personally appeared Keith Evans, President of BRAMMER ENGINEERING, INC., a Louisiana corporation, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

Given under my hand and seal this 1st day of October.

My Commission Expires:	/s/ Robert W. Kyle
Commission for life	Notary Public, State of Louisiana
Robert W. Kyle
Name (typed or printed)

ASSIGNEE: FOREST OIL CORPORATION

By:	/s/ Tim Savoy

Name:	Tim Savoy

Title:	Senior Vice President

STATE OF COLORADO	}
}
COUNTY OF DENVER	}

BEFORE ME, the undersigned authority, on this day personally appeared Tim Savoy, Senior Vice President of FOREST OIL CORPORATION, a New York corporation, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed and in the capacity therein stated as the act and deed of said corporation.

Given under my hand and seal this 1st day of October.

My Commission Expires:	/s/ Juli A. Smith
11/09/2016	Notary Public, State of Colorado
Juli A. Smith
Name (typed or printed)

EXHIBIT “B”

TO ASSIGNMENT AND BILL OF SALE

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY

AND

Effective October 1, 2014

EXCLUDED PROPERTIES

1. Assignor’s, its predecessors and its affiliates fee mineral interests;

2. Assignor’s and its affiliates’ emails and general corporate books, records, and files even if containing references to the Properties;

3. books, records and files that are not transferable or cannot be disclosed under the terms of a third party agreement or law and information entitled to legal privilege, including attorney work product other than title opinions and attorney-client communications and information relating to and litigation or proceedings retained by Assignor;

4. economic projections and forecasts; personnel information; and income tax information;

5. proposals received from or communicated to third parties relating to the sale, purchase, farmin, farmout or other disposition with respect to the Properties and records of negotiations with third parties with respect thereto and economic analyses associated therewith;

6. contracts and licenses with third parties for technology development or for services, equipment and/or software, contracts for third party equipment, intellectual property or seismic used on or for the Properties;

7. vehicles (including trucks and associated contents);

8. rights to claim coverage or benefits under Assignor’s insurance policies or under bond, or award under any such insurance policy or bond, unless allowed pursuant to the terms and provisions of such policy;

9. any pipelines, equipment, facilities, agreements, easements, rights-of-way, subsurface leases, permits and any other rights (contractual or otherwise) owned by any affiliate of Assignor not used or useful in operations of the Properties;

10. surplus equipment, inventory and spare parts not located on the properties (whether or not held for use in connection with the Properties);

11. a concurrent interest in, to and under, or derived from the agreements, easements, rights-of-way, subsurface leases, permits and any other rights (contractual or otherwise) to the extent they relate to or affect interests that are not Properties;

12. Assignor Group’s names, marks and insignia and intellectual property, including patents, trade secrets, copyrights, trade marks and service marks;

13. all amounts due or payable to Assignor as adjustments or refunds under any contracts affecting the Properties for periods prior to the Effective Time (specifically including amounts recoverable from audits and the right to participate in audits affecting the Properties pertaining in whole or in part to periods prior to the Effective Time);

14. all right, title, claims and interests of Assignor which accrued prior to the Effective Time under any employment, consulting, office lease or accounting service contract;

15. all claims and causes of action by Assignor arising from acts, omissions or events, or damages to or destruction of property relating to the Properties to the extent related to periods prior to the Effective Time;

16. communications hardware, radios, radio frequencies/band width, leased radio tower space, field radio telemetry system, pressure transmitters, central processing equipment and software) and laptop computers used by personnel associated with the Properties;

17. all proceeds, benefits, refunds, settlement, income or revenue earned and attributable to the Properties prior to the Effective Time, and claims of Assignor for refunds of or losses carried forward with respect to taxes attributable to the Properties for any period prior to the Effective Time;

18. any and all proprietary seismic of Assignor pertaining to the Properties;

1

19. any producing, drilling and construction overhead receipts by Assignor under operating agreements with third parties up to and including the date of Closing attributable to periods of time prior to Closing;

20. all litigation and/or arbitration proceedings affecting the Properties and Assignor that are pending as of the date of Closing to the extent they relate to actions or inactions by Assignor Group prior to date of Closing; and

21. all non-compliance matters that are pending as of the date of Closing before any governmental agency or authority pertaining to the Properties to the extent they arise from any actions or inactions by Assignor Group prior to the date of Closing.

2

EXHIBIT “C”

TO ASSIGNMENT AND BILL OF SALE

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY, BRAMMER ENGINEERING, INC.

AND

FOREST OIL CORPORATION

Effective October 1, 2014

ACCOUNTING PROCEDURES

1.	Products. Assignor shall gauge all merchantable oil and liquid hydrocarbon substances associated with the Properties and stored in tanks and vessels as of the Effective Time. Assignee shall purchase from Assignor all such oil and liquid hydrocarbon substances at a price equal to the actual price received by Assignor during the most recent sales month. Oil and liquid hydrocarbon substances in treating and separation equipment upstream of pipeline connections as of the Effective Time will not be considered merchantable and will become the property of Assignee.

2.	Apportionment of Prepaids. Unearned insurance premiums, paid utility charges applicable to the period after the Effective Time, prepaid rentals and any other prepaids or accrued payables attributable to the Properties shall be prorated as of the Effective Time, and amounts owing from such proration shall be settled in the final accounting referred to below.

3.	Revenues and Expenses:

(a) All expenses and capital expenditures and taxes, including but not limited to excise taxes, state severance taxes, ad valorem taxes and any other local, state and federal taxes or assessments, except federal income tax (collectively “Taxes”) attributable to the Properties prior to the Effective Time are Assignor’s responsibility and shall be borne by Assignor. All revenues (including among other things producing, drilling and overhead costs payable to Assignor), income and deductions and credits and refunds pertaining to Taxes attributable to the Properties prior to the Effective Time belong to Assignor.

(b) All expenses and capital expenditures and Taxes attributable to the Properties after the Effective Time are Assignee’s responsibility and shall be borne by Assignee, and Assignee shall reimburse Assignor for such expenses, capital expenditures and Taxes paid by Assignor. All revenues, income, deductions, credits and refunds pertaining to the Properties attributable to periods of time after the Effective Time belong to Assignee.

(c) Whether charges and operating revenues are attributable to periods before or after the Effective Time will be determined in accordance with United States generally accepted accounting principles (as published by the Financial Accounting Standards Board) and Council of Petroleum Accountants Societies (COPAS) standards, based on the accrual method of accounting.

(d) In the event that the aggregate amount of the gas imbalances as of the Effective Time is 3,000 (three thousand) mmbtu (million BTU) or less, the gas imbalance will be deemed to be zero for final settlement purposes. In the event that the Assignor is under produced by more than 3,000 mmbtu, Assignee will pay Assignor an amount equal to the average price per mmbtu received for gas produced and sold from the Properties in the month prior to the Effective Time times the total amount under produced. In the event that the Assignor is over produced by more than 3,000 mmbtu, Assignor will pay Assignee an amount equal to the average price per mmbtu received for gas produced and sold from the Properties in the month prior to the Effective Time times the total amount over produced.

4.	Final Accounting Settlement. As soon as reasonably practicable but no later than 5 months after the Effective Time, Assignor shall deliver a final accounting statement to Assignee (“Final Accounting Statement”).

(a) As soon as reasonably practicable but no later than 60 days after Assignee receives the Final Accounting Statement, Assignee may deliver to Assignor a written report containing any changes Assignee proposes to such statement. Any adjustments covered by the Final Accounting Statement as delivered by Assignor to which Assignee fails to object in the written report within the 60 day time period will be deemed correct and final and binding on the Parties and not subject to further review, audit or arbitration.

(b) As soon as reasonably practicable, but no later than 45 days after Assignor receives Assignee’s written report, the Parties shall meet to attempt to agree on any adjustments to the Final Accounting Statement. If the Parties fail to agree on final adjustments within the 45 day period, any Party may submit the disputed items to Deloitte & Touche, LLP unless the Parties agree prior to the date of Closing to use another nationally recognized United States-based accounting firm who is independent of each Party (“Accounting Referee”). The Parties shall direct the Accounting Referee to resolve the disputes within 30 days after its receipt of materials pertaining to the dispute (and each Party shall use its reasonable efforts to deliver such materials promptly to the Accounting Referee).

(c) The Final Account Statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee, shall be binding on and non-appealable by the Parties. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed adjustments submitted by each Party and may not award damages or penalties to each Party with respect to any matter. Assignor and Assignee shall share equally the Accounting Referee’s fees and expenses.

(d) Any amounts owed by a Party to another Party under the Final Accounting Settlement shall be paid within 30 days after the earlier of: (i) the date on which the amounts are agreed by the Parties, and (ii) the date that the Parties receive the Accounting Referee’s decision; and the revenues and expenses included in the Final Accounting Settlement shall be final and binding on the Parties and not subject to further review, audit or arbitration.

5.	Post-Final Accounting Settlement for Revenues and Expenses (a) Assignee shall pay Assignor any and all pre-Effective Time revenues received by Assignee (to the extent not accounted for in the Final Accounting Settlement), and Assignor shall pay Assignee any and all post-Effective Time revenues received by Assignor (to the extent not accounted for in the Final Accounting Settlement).

(b) Assignor shall reimburse Assignee for any and all pre-Effective Time expenses paid by Assignee (to the extent not accounted for in the Final Accounting Settlement); and Assignee shall reimburse Assignor for any and all post-Effective Time expenses paid by Assignor (to the extent not accounted for in the Final Accounting Settlement).

(c) The Party responsible for making payments pursuant to the above provisions shall make full payment to any other Party within 90 days after receipt of the revenues in question or after receipt of a copy of the applicable invoice and proof that such invoice was paid for the expenses in question, as the case may be.

EXHIBIT “D”

TO ASSIGNMENT AND BILL OF SALE

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY,

BRAMMER ENGINEERING, INC.

AND

FOREST OIL CORPORATION

Effective October 1, 2014

Permitted Encumbrances

(a) royalties, overriding royalties, sliding scale royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens encumbering any Property;

(b) consents to assignment and similar contractual provisions affecting the Properties and preferential rights to purchase and similar contractual provisions affecting the Properties;

(c) rights to consent by, required notices to and filings with any governmental entities or authorities associated with the conveyance of the Properties;

(d) terms and conditions of governmental licenses and permits affecting the Properties and rights reserved to or vested in a governmental entity or authority having jurisdiction over the Properties, and all Laws of such governmental entities or authorities;

(e) easements, rights-of-way, surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over, under and through the Properties;

(f) terms and conditions of unitizations, communitizations, poolings, and other agreements and instruments, licenses and permits affecting the Properties;

(g) liens for taxes or assessments not yet delinquent or, if delinquent, being contested by Assignor and operator liens for obligations not yet delinquent or, if delinquent, being contested by Assignor;

(i) suspense funds held by Assignor in respect of the Properties;

(j) any matters that Assignee waives or has waived in writing;

(k) matters listed on Exhibit “A” or otherwise disclosed prior to the Effective Time;

(l) such defects or irregularities in the title that do not materially interfere with the ownership, operation, or use of the Properties affected thereby as such Properties were owned, operated and used as of the Effective Time;

(m) that certain Gas Gathering and Processing Agreement between BP and Enbridge G & P (East Texas) L.P. dated June 1, 2011, and as amended via Amendatory Agreement 1 dated October 1, 2012 and Amendatory Agreement #2 dated June 1, 2013;

(n) that certain Gas Gathering, Processing and Purchase Agreement dated July 1, 2013 between Enbridge G & P (East Texas) L.P. and Brammer Engineering, Inc.; and

(o) all gas imbalances as of the Effective Time.

EXHIBIT “E”

TO ASSIGNMENT AND BILL OF SALE

BY AND BETWEEN

BP AMERICA PRODUCTION COMPANY,

BRAMMER ENGINEERING, INC.

AND

FOREST OIL CORPORATION

Effective October 1, 2014

BINDING ALTERNATIVE DISPUTE PROCEDURES

1.	Negotiations. In the event that any dispute arises (except (i) disputes regarding accounting which will be handled exclusively as set forth in Exhibit “C” and (ii) disputes arising under any confidentiality agreement signed by the Parties prior to the date hereof and pertaining to the Properties which will be handled in accordance with the terms of that confidentiality agreement), the Parties first shall seek to resolve such disputes by negotiations as provided in this Article 1 between senior representatives who have authority to settle the controversy.

a.	Notification. When a dispute exists, any Party has the right to give the other Parties written notice of the dispute.

b.	Meeting Between Senior Representatives. Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen days after a Party’s receipt of the notice of the dispute in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Parties senior representative at least five days’ notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Parties senior representative within such fifteen day period, the other Parties may at such Parties sole option, either proceed to mediation under Article 2 below or proceed directly to arbitration under Article 3 below.

c.	Confidentiality. All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.

2. Mediation. If the dispute has not been resolved within thirty days after a Party’s receipt of the notice provided in Article 1(a) and except as otherwise provided in the last sentence of Article 1(b), any Party may initiate mediation of the dispute by sending the other Parties a written request that the dispute be mediated. The Parties receiving such a written request will promptly respond to the requesting Party so that all Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The dispute shall be mediated before a neutral, third party mediator applying by reference the Commercial Mediation Procedures of the American Arbitration Association within thirty days after a Party’s receipt of the written request for mediation. If, within thirty days after a Party’s receipt of the mediation notice, the Parties do not jointly select such mediator or do not jointly schedule a mediation session or attend the scheduled mediation session, or if the mediation session conducted pursuant to this Article 2 does not result in resolution of the dispute in question within five days after such conclusion of the mediation session, then any Party may proceed to arbitration under Article 3 below.

3. Arbitration. Any dispute not resolved by agreement of the Parties pursuant to Article 1 or Article 2 above will be resolved exclusively through final and binding arbitration using three arbitrators applying by reference the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and the Commercial Arbitration Rules or the Federal Arbitration Act, this Article shall control.

a.	Arbitration must be initiated within the applicable time limits set forth in this Exhibit and not thereafter or if no time limit is given herein, within the time period allowed by the applicable statute of limitations. Arbitration, if initiated, must be initiated by a Party (“Claimant”) sending written notice on the other Parties (“Respondent”) that the Claimant elects to refer the dispute to binding arbitration.

b.	Notwithstanding anything in Article 1 or Article 2 above to the contrary, if any Party deems that time is of the essence in resolving the dispute, it may initiate arbitration and seek interim measures, if appropriate, and then comply with the provisions for negotiations and mediation as long as they are fully completed before the commencement of the final hearing on the merits in the arbitration proceeding.

c.	Claimant’s notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty day period, the AAA will name the arbitrator for Respondent’s account within thirty days after expiration of such period. The two (2) arbitrators so appointed or named shall select a third arbitrator within thirty days after the second arbitrator has been appointed or named. If the two-appointed or named arbitrators cannot reach agreement upon the third arbitrator within the thirty day period, the AAA promptly thereafter shall name an independent arbitrator to act as the third arbitrator. The Parties each shall pay one-half of the compensation and expenses of the arbitrators. All arbitrators must (a) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships with the Parties or any of their Affiliates, officers, directors or employees, and (b) be attorneys licensed to practice in the State or Texas, having at least five years experience in the U.S. oil and gas industry. The location of all arbitration proceedings will be Houston, Texas.

d.	The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than or equal to one million dollars (US $1,000,000), the hearing shall commence within thirty days after the selection of the third arbitrator. If the amount in controversy exceeds one million dollars (US $1,000,000), the hearing shall commence at such time as agreed by the Parties and the arbitrators but no later than four months after the selection of the third arbitrator. Expedited discovery will be permitted if and as agreed by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the Commercial Arbitration Rules of the AAA. Any matter involving an amount in controversy in excess of one million dollars (US $1,000,000) shall be treated as a large, complex commercial case as per the Commercial Arbitration Rules of the AAA.

e.	Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. The arbitrators shall have no right or authority to grant or award indirect, consequential, punitive or exemplary damages of any kind except with respect to any obligation of indemnity owed for Claims as provided in this Assignment.